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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2003

TRINET CORPORATE REALTY TRUST, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State of Incorporation)	1-11918 (Commission File Number)	94-3175659 (IRS Employer ID Number)
1114 Avenue of the Americas, 27th Floor New York, NY 10036 (Address of principal executive offices) (Zip Code)
(212) 930-9400 (Registrant's telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets

        On April 1, 2003, the Registrant transferred 17 corporate tenant lease assets with an aggregate net book value of approximately $152.8 million to other subsidiaries of the Registrant's parent company.

Item 7.    Financial Statements and Exhibits

  (a)
  Not applicable.

  (b)
  Pro forma financial information.

TriNet Corporate Realty Trust, Inc.
(A wholly-owned subsidiary of iStar Financial Inc.)
Pro Forma Consolidated Balance Sheet
As of December 31, 2002
(In thousands, except per share and share data)
(unaudited)

	TriNet Corporate Realty Trust, Inc.	2003 Adjustments (A)	Pro Forma
ASSETS
Loans and other lending investments, net	$1,900	$—	$1,900
Corporate tenant lease assets, net	914,317	127,970	786,347
Investments in and advances to joint ventures and unconsolidated subsidiaries	24,865	—	24,865
Assets held for sale	28,501	24,800	3,701
Cash and cash equivalents	12,219	—	12,219
Restricted cash	—	—	—
Accrued interest and operating lease income receivable	5,495	378	5,117
Deferred operating lease income receivable	19,845	5,203	14,642
Deferred expenses and other assets	26,421	492	25,929

Total assets	$1,033,563	$158,843	$874,720

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$54,806	$11,356	$43,450
Debt obligations	543,470	127,545	415,925

Total liabilities	598,276	138,901	459,375

Commitments and contingencies	—	—	—
Minority interest in consolidated entities	2,496	—	2,496
Shareholder's equity:
Common stock, $0.01 par value, 100 shares authorized: 100 shares issued and outstanding at December 31, 2002	—	—	—
Additional paid in capital	479,859	19,942	459,917
Retained earnings	—	—	—
Accumulated other comprehensive losses	(6,772)	—	(6,772)
Common stock of iStar Financial held in treasury (at cost)	(40,296)	—	(40,296)

Total shareholder's equity	432,791	19,942	412,849

Total liabilities and shareholder's equity	$1,033,563	$158,843	$874,720

TriNet Corporate Realty Trust, Inc.
(A wholly-owned subsidiary of iStar Financial Inc.)
Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2002
(In thousands)
(unaudited)

	TriNet Corporate Realty Trust, Inc.	2003 Adjustments (B)	Pro Forma
Revenue:
Interest income	$3,769	$—	$3,769
Operating lease income	110,745	14,940	95,805
Other income	4,911	116	4,795

Total revenue	119,425	15,056	104,369

Costs and Expenses:
Interest expense	40,777	11,795	28,982
Operating costs-corporate tenant lease assets	12,368	177	12,191
Depreciation and amortization	18,140	1,920	16,220
General and administrative	6,674	—	6,674

Total costs and expenses	77,959	13,892	64,067

Income before equity in earnings from joint ventures and unconsolidated subsidiaries and minority interest	41,466	1,164	40,302
Equity in earnings from joint ventures and unconsolidated subsidiaries	5,049	—	5,049
Minority interest in consolidated entities	(162)	—	(162)

Income from continuing operations (C)	$46,353	$1,164	$45,189

TriNet Corporate Realty Trust, Inc.
Notes to Pro Forma Consolidated Financial Statements
(unaudited)

1.  Basis of Presentation

        The accompanying unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2002 and Pro Forma Consolidated Statement of Operations for the year ended December 31, 2002 have been prepared to reflect the disposition of corporate tenant lease assets and the reduction of an unsecured debt obligation. On April 1, 2003, the Company transferred 17 corporate tenant lease assets with an aggregate net book value of approximately $152.8 million to other subsidiaries of the Company's parent company and on March 3, 2003, the Company transferred a $127.5 million unsecured debt obligation to the Company's parent company. The Pro Forma Consolidated Balance Sheet was prepared as if the transactions described above occurred as of December 31, 2002. The Pro Forma Consolidated Statement of Operations for the year ended December 31, 2002 was prepared as if the transactions described above had occurred on January 1, 2002.

        The pro forma information contained herein is unaudited and not necessarily indicative of the consolidated operating results which would have occurred if the above transactions had occurred on December 31, 2002 or January 1, 2002, nor does it purport to represent the future financial position or results of operations for future periods. This information should be read in conjunction with the audited consolidated financial statements and other financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, including the notes thereto.

        The accompanying historical Consolidated Balance Sheet and Consolidated Statement of Operations of the Company include the accounts of the Company and its wholly-owned subsidiary corporations and partnerships, and its majority-owned and controlled partnership. The historical amounts have been derived from the audited financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2002.

2.    Pro Forma Adjustments

        (A)  These adjustments reflect the elimination of the respective carrying amounts of assets and liabilities relating to the 17 corporate tenant lease assets disposed of on April 1, 2003 and the elimination of a $127.5 million unsecured debt obligation on March 3, 2003.

        (B)  These adjustments reflect the elimination of the respective operating revenues and expenses attributable to the 17 corporate tenant lease assets disposed of on April 1, 2003 and the elimination of interest expense relating to the reduction of the unsecured debt obligation on March 3, 2003.

        (C)  Income from continuing operations does not include the elimination of $3.0 million of income and a gain of $123,000 related to one corporate tenant lease asset disposed of in this transaction that was held for sale and included in discontinued operations at December 31, 2002. Additionally, income from continuing operations does not include the elimination of $11.5 million of income and $594,000 of gains related to several other corporate tenant lease assets previously disposed of that were included in income from discontinued operations at December 31, 2002.

        (D)  As the Company is a wholly-owned subsidiary of iStar Financial Inc. and thus has only one shareholder, no pro forma earnings per share data has been presented.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRINET CORPORATE REALTY TRUST, INC. Registrant
Date: April 11, 2003	/s/ CATHERINE D. RICE Catherine D. Rice Chief Financial Officer (Authorized Officer of the Registrant and Principal Financial Officer)

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements and Exhibits
TriNet Corporate Realty Trust, Inc. (A wholly-owned subsidiary of iStar Financial Inc.) Pro Forma Consolidated Balance Sheet As of December 31, 2002 (In thousands, except per share and share data) (unaudited)
TriNet Corporate Realty Trust, Inc. (A wholly-owned subsidiary of iStar Financial Inc.) Pro Forma Consolidated Statement of Operations For the year ended December 31, 2002 (In thousands) (unaudited)
TriNet Corporate Realty Trust, Inc. Notes to Pro Forma Consolidated Financial Statements (unaudited)
SIGNATURES